Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Lazydays Holdings, Inc. (File No. 333-227156) of our report dated March 22, 2019, with respect to our audits of the consolidated financial statements of Lazydays Holdings, Inc. and Subsidiaries as of December 31, 2018 (Successor) and December 31, 2017 (Predecessor) and for the period from March 15, 2018 to December 31, 2018 (Successor), for the period from January 1, 2018 to March 14, 2018 (Predecessor) and for the year ended December 31, 2017 (Predecessor), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

September 25, 2019